Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement of Repligen Corporation on Forms S-3 (File Nos. 333-106109, 333-36280, 333-35056, 333-31728, 333-95641, 333-79611, 333-76005, 333-57951, 333-30383 and 333-211436) and Forms S-8 (File Nos. 333-196456, 333-184284, 333-181670, 333-157168 and 333-89140) of our report dated March 1, 2017, with respect to our audit of the financial statements of TangenX Technology Corporation as of December 31, 2015 and for the year ended, which report is included in this Form 8-K/A of Repligen Corporation for the year ended December 31, 2015.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

March 1, 2017